EXHIBIT 12.1

                 IKON OFFICE SOLUTIONS, INC. AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

                                       Three Months Ended            Fiscal Year Ended September 30
                                                           --------------------------------------------------
                                       December 31, 1997    1997       1996       1995       1994     1993
                                       -----------------   --------   --------   --------   -------- --------
Earnings
   Income from continuing operations     $      36,984   $ 122,362   $ 164,893  $ 115,011   $  1,996  $61,276
   Add:
     Loss from unconsolidated affiliate                                                      117,158    2,538
     Provision for income taxes                 28,405      90,751     107,984     75,501     41,315   40,093
     Fixed charges                              54,679     192,021     127,970     82,672     60,481   49,524

                                       -----------------   --------   --------   --------   -------- --------
   Earnings, as adjusted     (A)        $      120,068   $ 405,134   $ 400,847  $ 273,184  $ 220,950 $153,431
                                       =================   ========   ========   ========   ======== ========


Fixed charges
   Other interest expense, including
     interest on capital leases         $       47,775   $ 146,117   $ 105,222  $  61,888  $  44,096 $ 39,044
   Estimated interest component of
     rental expense                              6,904      27,203      22,748     20,784     16,385   10,480
   Prepayment penalties on early
     extinguishment of debt                                 18,701

                                       -----------------   --------   --------   --------   -------- --------
   Total fixed charges       (B)        $       54,679   $ 192,021   $ 127,970  $  82,672  $  60,481 $ 49,524
                                       =================   ========   ========   ========   ======== ========


Ratio of earnings to fixed charges
          (A) divided by (B)                       2.2 (1)     2.1 (2)     3.1 (3)    3.3        3.7      3.1
                                                   ---         ---         ---        ---        ---      ---

(1) Excluding the effect of transformation costs, the ratio of earnings to fixed charges for the three months ended December 31, 1997 is 2.6.

(2) Excluding the effect of transformation costs, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1997 is 2.8.

(3) Excluding the effect of transformation costs, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1996 is 3.3.